Exhibit 10.10

Zone Entry Agreement

Party A: Management Committee of Xinxiang Economic and Technological Development Zone [Stamped]

Party B: Reed (Xinxiang) Road Incorporation Ltd. [Stamped]

On the basis of the principle of equality, free will, mutual benefits, advantages complementation to each other, mutual support, and common development, Party A and Party B, after friendly negotiations, have come to an agreement on change of registered address of Party B into Xinxiang Economic and Technological Development Zone with new projects and hereby enter into the agreement which shall be binding on both Parties.

Article 1 Basic Information

Reed (Xinxiang) Road Incorporation Ltd. is an integrated enterprise specialized in research and development, manufacturing, sales, services of road building, maintenance, sanitation equipment and road maintenance materials. The company is a supplier of road building, maintenance, sanitation equipment and road maintenance materials and provides customers with market-leading products and first-rate services. Currently, the company is going public in overseas market and is estimated to be approved in 2018. The annual business income of the company is above 150 million yuan with an annual growth over 15% and the annual taxes is about 20 million yuan.

Article 2 Obligations of Party A

1. Party A shall be responsible for providing project site selection and other basic conditions.

2. Party A shall be responsible for assisting Party B in related formalities required for project migration and settlement of problems occurred during manufacturing and operation, and making sure the smooth process of project.

Article 3 Obligations of Party B

1. Party B shall change its business, tax (including state and local taxes) registration address into Xinxiang Economic and Technological Development Zone before October 30, 2017 and pay tax to tax department of Party A in accordance with laws.

2. Party B shall have new factory projects in the administrative area of Party A within 5 years after signing the agreement.

3. The operation of the company shall be carried in accordance with laws, and safety production management work shall be well-prepared. Party B shall accept supervision by Party A and submit related statistical statement timely as required.

4. Party B shall take effective measures on pollution control, which shall conform to environment protection standards required by Xinxiang government and Party A.

Article 4 Supportive Policies

1. Party A shall encourage Party B to enlarge the scale of the company and go public on overseas market. If the company obtain additional income in the year changing registered address, Party A will reward Party B through financial incentives with a reward period of seven years and a reward amount of 4% of business income of the year. However, if Party B fails to go public in overseas market within three years after signing the agreement, the aforesaid rewards will be ceased in the fourth year.

During the first three years, the amount of aforesaid reward should not be greater than economic contribution made by the company to the local in the year; and during the last four years, the amount should not be greater than 80% of economic contribution made by the company locally in the year.

2. Party A shall make active coordination with relevant municipal and district departments and create profitable conditions. During future project construction of Party B, Party A shall strive for special funds such as guidance fund for project development, technology research and development fund, enterprise independent innovation fund, information development fund, and provide support to Party B’s project development. In addition, Party B can enjoy all current or upcoming relevant supportive policies issued by China, Henan Province, Xinxiang City or Economic and Technological Development Zone as long as the company is qualified for those policies.

3. Party A shall provide active assistance to the listing of Party B, carry out tracking communication and service contact, and make sure the implementation of relevant policies. Any letter of compliance or relevant formalities required for listing of Party B should be provided timely by Party A in accordance with laws. For approval by multiple departments for enterprise listing, co-work should be carried out to simplify the process and make special process for special matters.

4. After the successful listing of Party B, a one-time reward of 2,000,000 yuan will be provided to Party B in cash by financial department of Party A.

5. Party A shall provide support to Party B in obtaining financing in capital markets. Party shall consummate equity refinancing by allotment to shares or additional issue of shares, which shall be used for construction of project in Economic and Technological Development Zone. Party A shall offer a one-time subsidy of 0.1% of actual capital raised, but the amount of annual refinancing subsidy should not be greater than 500,000 yuan.

V. Responsibilities of Default

1. All supportive policies are provided to Party B on the basis of performance of Article 3 in the agreement. Therefore, Party B will cease receiving benefits under relevant supportive policies in the event of default of the agreement, and Party A shall have right to claim for relevant economic losses with Party B.

2. If Party A fails to carry out supportive policies as required by Article 4 in the agreement, Party B has right to withdraw the investment and claim for economic losses from Party A.

VI. Settlement of Dispute

1. Any dispute that arises from performance of the agreement or related to the agreement should be settled through friendly negotiations. However, if the friendly negotiations fail to work, the dispute should be submitted to Xinxiang Arbitration Committee for verdict.

2. If the agreement fails to be implemented or is not implemented according to agreed conditions due to force majeure and other factors such as earthquake, typhoon, flood, fire, war or other unforeseeable matters whose occurrence and consequence cannot be prevented or avoid, the party facing such force majeure should inform the other party of situation of the accident, and provide accident details as well as valid certification for failure of performance of the whole or partial agreement or delayed performance of the agreement. According to influence of accident on performance of the agreement, both Parties shall determine whether to terminate the agreement, or partially exempt responsibilities for agreement performance, or delay the performance of the agreement.

VII. Matters not Covered

Matters not covered in the agreement may be attached as attachments if agreed by both Parties. Attachments to the agreement shall be a constituent part of the agreement and shall have equal legal effect as the agreement.

VIII. Effectiveness of the Agreement

The agreement shall be effective after signed and sealed by representatives of both Parties. The agreement is made in four copies, and each party keeps two copies.

(Signature Page Follows)

Party A: Management Committee of Xinxiang Economic and Technological Development Zone (seal)

Authorized representative (signature): /s/ Zulin Zhao

Party B: Reed (Xinxiang) Road Incorporation Ltd. (seal)

Authorized representative (signature): /s/ Jinye Zhao

Dated: September 16, 2017